Exhibit 10.2

EMPLOYMENT SEPARATION AGREEMENT
AND GENERAL RELEASE

THIS EMPLOYMENT SEPARATION AGREEMENT AND GENERAL RELEASE (the “Agreement”) is entered into by and between Egalet Corporation, a Delaware Corporation (the “Company”), and Stanley J. Musial (“Executive” or “Musial”), effective following Executive’s signature of it without timely revocation (the “Effective Date”).

WHEREAS, the Company and Executive are parties to that Employment Agreement dated February 11, 2014 (“Employment Agreement”);

WHEREAS, Executive has tendered his resignation effective November 9, 2018 (the “Separation Date”);

WHEREAS, Company and Executive desire that Executive assist with a transition by providing consulting services through December 31, 2018; and

WHEREAS, the Company and Executive desire to resolve any and all disputes between them, including but not limited to with respect to any of Executive’s severance rights, on the terms and conditions set forth in this Agreement.  For the avoidance of doubt, nothing in this Agreement will be deemed to release or waive Executive’s right to indemnification and advancement by the Company under any applicable contract or law.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

1.                                      Payment of Accrued Wages and Expenses Through the Separation Date.

(a)                           Within thirty days after the Separation Date, the Company shall issue to Executive his final paycheck, reflecting (i) Executive’s fully earned but unpaid base salary, through the Separation Date at the rate then in effect, and (ii) all accrued, unused vacation due Executive through the Separation Date.  Except as otherwise set forth herein, Executive acknowledges and agrees that with his final check, Executive will have received all monies, bonuses, commissions, or other compensation he earned or was due during his employment by the Company.

(b)                           Expense Reimbursements.  The Company, within thirty (30) days after the Separation Date, will reimburse Executive for any and all reasonable and necessary business expenses incurred by Executive in connection with the performance of his job duties prior to the Separation Date.  Executive shall submit such expenses to the Company with supporting receipts and/or documentation no later than thirty (30) days after the Separation Date.

(c)                            Benefits.  With the exception of healthcare benefits for Executive which continue until and including November 30, 2018, Executive’s entitlement to benefits from the Company, and eligibility to participate in the Company’s benefit plans, shall cease on the Separation Date. Executive may elect to and is eligible to receive continued healthcare coverage at Executive’s own expense pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) in accordance with the provisions of COBRA.  Executive will receive a lump sum payment equal to 102% of the total cost of his current group medical, dental and vision insurance premiums for the month of December in his final paycheck.  COBRA information will be provided via mail.

2.                                      Consulting Service.  Executive agrees to reasonably assist with the orderly transition of his duties and assist the Company’s outside professional services firm from November 10, 2018 through December 31, 2018 provided that it does not interfere with other gainful employment.  In consideration for the provision of these consulting services, Executive shall receive gross payments of $43,333.33 through the Company’s normal payroll process and subject to applicable withholding on or about each of November 30, 2018, December 15, 2018 and December 31, 2018 (“Consulting Service Payments”).

3.                                      Continuing Obligations.  Executive agrees to cooperate with the Company and the Company’s legal counsel to the fullest extent possible with respect to any pending or future governmental or regulatory investigation, civil or administrative proceeding or arbitration, legal proceedings, and litigation, including any internal investigations related thereto. Such cooperation shall include but not be limited to telephone and in-person conferences with the Company’s personnel and counsel and giving testimony at deposition and/or trial.

4.                                      Separation Benefits.  Except as otherwise set forth herein, Executive acknowledges and agrees that he is not entitled to any severance or termination benefits under any severance plan or program of the Company.

5.                                      Confirmation of Continuing Obligations.

(a)                           Restrictive Covenants.  Executive acknowledges that he continues to be bound by the Company Remedies and the Restrictive Covenants provisions set forth in Sections 7 and 8 of the Employment Agreement or any other agreement governing the use of the Company’s confidential information that Executive signed in connection with Executive’s employment in accordance with the terms thereof.

(b)                           Nondisparagement.  Executive agree that he will not defame, criticize, or disparage the Company and its current and former directors, officers, agents, affiliates, subsidiaries, predecessors, counsel, successors and assigns, and the current and former employees and agents of the foregoing, both individually and in their business capacities or its products and services in any medium or to any person without limitation in time, except as may be required by law or subpoena.  Executive further agree not to take any action that would harm the business or professional reputation of the Company, its officers, directors, employees, or shareholders.

(c)                            Return of Property.  On or promptly following the Separation Date, Executive shall return to the Company all of the Company’s property, documents (hard copy or electronic files), and information. Executive has not and will not copy or transfer any Company information, nor will Executive maintain any Company information after the Separation Date. Executive acknowledges that he continues to be bound by the provisions of Section 9 of the Employment Agreement governing the Company’s intellectual and other property.

(d)                           Whistleblower Provision.  Notwithstanding anything to the contrary contained in this Agreement, (i) Executive will not be prevented from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies), and (ii) Executive acknowledges that he will not be held criminally or civilly liable for (A) the disclosure of confidential or proprietary information that is made in confidence to a government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) disclosure of confidential or proprietary information that is made in a complaint or other document filed in a lawsuit or other proceeding under seal or pursuant to court order.

6.                                      General Release of Claims by Executive.

(a)                           In exchange for the benefits of this Agreement, and in consideration of the further agreements and promises set forth herein, Executive, on behalf of himself and his executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Executive is or has been a participant by virtue of his employment with or service to the Company (collectively, the “Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by or service to the Company or the termination thereof, and Executive’s right to purchase, or actual purchase of any common shares or other equity interests of the Company or any of its affiliates, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, negligent or intentional misrepresentation, promissory estoppel, negligent or intentional infliction of emotional distress, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, conversion, disability benefits, or other liability in tort or contract; claims for recovery of attorneys’ fees and costs; claims for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and all legal and equitable claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Fair Credit Reporting Act, 15 U.S.C. Section 1681, et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2100, et seq.; the Sarbanes-Oxley Act, 18 U.S.C. Section 1514A.1, et seq.; the federal and any state constitution; and all Pennsylvania state and local laws.

(b)                           Notwithstanding the generality of the foregoing, Executive does not release the following claims: (i) claims under this Agreement; (ii) claims for unemployment compensation, workers’ compensation, or any disability benefits pursuant to the terms of applicable law or policy; (iii) claims pursuant to the terms and conditions of the federal law known as COBRA; (iv) claims for indemnity under the bylaws of the Company, as provided for by applicable law or under any applicable insurance policy with respect to Executive’s liability as an employee, director or officer of the Company; (v) claims for vested stock or other equity under the terms of the Company’s plans; and (vi) Executive’s right to bring to the attention of the Equal Employment Opportunity Commission or any other federal, state or local government agency claims of discrimination, harassment, interference with leave rights or retaliation; provided, however, that Executive does release Executive’s right to secure any damages for such alleged treatment; and (vii) Executive’s right to communicate or cooperate with any government agency.

(c)                            Executive acknowledges that he has been advised that, by statute or common law, a general release may not extend to Claims of which Executive is not aware at the time of entering into this Agreement which, if known by Executive may or would have materially affected his decision to enter into the Agreement.  Being aware of this fact, Executive waives any right he may have by statute or under common law principles to preserve his ability to assert such unknown Claims.

(d)                           Executive acknowledges that Executive is entitled to have twenty-one (21) days’ time in which to consider this Agreement.  Executive further acknowledges that the Company has advised him in writing that he is waiving his rights under the ADEA, and that Executive should consult with an attorney of his choice before signing this Agreement, and Executive has had sufficient time to consider the terms of this Agreement.  Executive represents and acknowledges that if Executive executes this Agreement before twenty-one (21) days have elapsed, Executive does so knowingly, voluntarily, and upon the advice and with the approval of Executive’s legal counsel (if any), and that Executive voluntarily waives any remaining consideration period.

(e)                            Executive understands that after executing this Agreement, Executive has the right to revoke it within seven (7) days after his execution of it.  If the seventh day falls on a weekend or federal holiday, he has until the next business day to revoke.  Executive understands that this Agreement will not become effective and enforceable unless the revocation period passes and Executive does not revoke the Agreement in writing.  Executive understands that this Agreement may not be revoked after the revocation period has passed.  Executive also understands that any revocation of this Agreement must be made in writing and delivered to Megan C. Timmins, Senior Vice President and General Counsel, by email at mtimmins@egalet.com on or before 5 p.m. Eastern on the last day of the revocation period following Executive’s signature of the Agreement.

(f)                             Executive understands that this Agreement shall become effective, irrevocable, and binding upon Executive after his execution of it and the expiration of the revocation period, so long as Executive has not revoked it within the time period and in the manner specified in clause (e) above.

(g)                            Executive further understands that Executive will not be eligible to  receive the Consulting Service Payments under Section 2 of this Agreement unless it is timely executed and allowed to become effective.

7.                                      Additional Representations and Warranties By Executive.  Executive represents that Executive has no pending complaints or charges against the Releasees, or any of them, with any state or federal court, or any local, state or federal agency, division, or department based on any event(s) occurring prior to the date Executive signs this Agreement, is not owed wages, commissions, bonuses or other compensation, other than as set forth in this Agreement, and did not, during the course of Executive’s employment sustain any injuries for which Executive might be entitled to compensation pursuant to worker’s compensation law.  Except as expressly permitted by this Agreement, Executive further represents that Executive will not in the future, file, participate in, encourage, instigate or assist in the prosecution of any claim, complaints, charges or in any lawsuit by any party in any state or federal court against the Releasees, or any of them. unless such aid or assistance is ordered by a court or government agency or sought by compulsory legal process, claiming that the Releasees, or any of them, have violated any local, state or federal laws, statutes, ordinances or regulations based upon events occurring prior to the execution of this Agreement. Nothing in this Section 8 is intended to affect Executive’s right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator.

8.                                      No Admission of Liability.  By entering into this Agreement, the parties do not admit, and specifically deny, any liability, wrongdoing or violation of any statutory or common law, order, regulation or policy whether under federal, state and/or local law.

9.                                      Knowing and Voluntary.  Executive represents and agrees that, prior to signing this Agreement, Executive had the opportunity to discuss the terms of this Agreement with legal counsel of Executive’s choosing.  Executive further represents and agrees that Executive is entering into this Agreement knowingly and voluntarily. Executive affirms that no promise was made to cause Executive to enter into this Agreement, other than what is promised in this Agreement. Executive further confirms that Executive has not relied upon any other statement or representation by anyone other than what is in this Agreement as a basis for Executive’s agreement.

10.                               Miscellaneous.

(a)                           Modification; Prior Claims.  This Agreement and the Employment Agreement as modified herein, set forth the entire understanding of the parties with respect to the subject matter hereof and supersede all existing agreements between them concerning such subject matter.  Except as preserved by express reference in this Agreement, the Employment Agreement shall be superseded entirely by this Agreement and such agreements shall be terminated and be of no further force or effect.  This Agreement may be amended or modified only with the written consent of Executive and an authorized representative of the Company.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

(b)                           Assignment; Assumption by Successor.  The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company.  The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder.  As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(c)                            Third-Party Beneficiaries.  This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

(d)                           Waiver.  The failure of either party hereto at any time to enforce performance by the other party of any provision of this Agreement shall in no way affect such party’s rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be deemed to be a waiver by such party of any other breach of the same or any other provision hereof.

(e)                            Non-transferability of Interest.  None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive.  Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation to be made by the Company pursuant to this Agreement shall be void.

(f)                             Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to the conflicts of law provisions thereof.

(g)                            Ambiguities.  The general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement.  In the event that any language of this Agreement is found to be ambiguous, all parties shall have the opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language.

(h)                           Severability.  If any sentence, phrase, paragraph, subparagraph or portion of this Agreement is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining sentences, phrases, paragraphs, subparagraphs or portions of this Agreement.

(i)                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

(j)                              Withholding and other Deductions.  All compensation payable or provided to Executive hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.

(k)                           Code Section 409A.

(i)                                     Notwithstanding anything to the contrary in this Agreement, no payment or benefit to be paid or provided to Executive upon his termination of employment, if any, pursuant to this Agreement that, when considered together with any other payments or benefits, are considered deferred compensation under Code Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Code Section 409A.  Similarly, no amounts payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Code Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii)                                  Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Code Section 409A at the time of Executive’s termination of employment (other than due to death), then the Deferred Payments that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service.  All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.  Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iii)                               Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute a Deferred Payment for purposes of clauses (i) and (ii) above.

(iv)                              Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the limits set forth therein will not constitute a Deferred Payment for purposes of clauses (i) and (ii) above.

(v)                                 This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Agreement become subject to (A) the gross income inclusion set forth within Code Section 409A(a)(1)(A) or (B) the interest and additional tax set forth within Code Section 409A(a)(1)(B) (together, referred to herein as the “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties.  In no event shall the Company be required to provide a tax gross-up payment to Executive or otherwise reimburse Executive with respect to Section 409A Penalties.   The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any Section 409A Penalties on Executive.

(vi)                              Any reimbursement of expenses or in-kind benefits payable under this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Executive’s taxable year following the taxable year in which Executive incurred the expenses.  The amount of expenses reimbursed or in-kind benefits payable in one year shall not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of Executive’s, and Executive’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

(l)                               Taxes; Right to Seek Independent Advice.  Executive understands and agrees that all payments under this Agreement will be subject to appropriate tax withholding and other deductions, as and to the extent required by law.  Executive acknowledges and agrees that neither the Company nor the Company’s counsel has provided any legal or tax advice to Executive and that Executive is free to, and is hereby advised to, consult with a legal or tax advisor of Executive’s choosing.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

Egalet Corporation

By:	/s/ Robert S. Radie
Name:	Robert Radie
Title:	President and Chief Executive Officer

EXECUTIVE

/s/ Stanley J. Musial
Stanley J. Musial